Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2009, relating to the consolidated financial statements and financial statement schedule of Avistar Communications Corporation appearing in its Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ BURR, PILGER & MAYER LLP
San Jose, California
December 7, 2009